Exhibit 13.3
                                                                    ------------


     As filed with the Securities and Exchange Commission on August 27, 2002


                                    FORM 6-K

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        Report of Foreign Private Issuer

                       Press Release Dated August 27, 2002

                      Pursuant to Rule 13a-16 or 15d-16 of
                       the Securities Exchange Act of 1934



                            New Skies Satellites N.V.

                              Rooseveltplantsoen 4
                                2517 KR The Hague
                                 The Netherlands

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F

         Form 20-F...X...                          Form 40-F......


Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934

         Yes......                                 No...X....


If "Yes" is marked, indicate below the file number assigned to the registrant in connection with Rule 12g3-2(b):....................N/A..........................

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



New Skies Satellites N.V.



By:      /s/ Mary J. Dent
         ---------------------------
Name:    Mary J. Dent
Title:   General Counsel and Member of the
         Management Board


Date:  August 27, 2002

[NOW LOGO -- OMITTED]                      [NEWSKIES SATELLITES LOGO -- OMITTED]

   New Skies and Data Access sign satellite capacity contracts worth more than
                       $100 million on NSS-6 and NSS-703

THE HAGUE, The Netherlands and NEW DELHI, India, August 27, 2002 -- New Skies Satellites (AEX, NYSE: NSK), the global satellite communications company, and Data Access, the first private international voice carrier licensed to operate in India and one of India's leading ISPs, announced today that they have signed agreements for capacity on two New Skies satellites, NSS-6, scheduled to be launched at the end of this year, and NSS-703, which operates in the Indian Ocean Region. The agreements have an aggregate value in excess of $100 million.

Operating under the NOW brand, Data Access is a joint venture between PCCW Ltd., Hong Kong, and SPA Enterprises Limited, Delhi. The long term agreements, which were signed Saturday, August 24, at New Skies' headquarters in The Hague, provide Data Access with multiple, high-power transponders on the NSS-6 satellite for a ten-year period and on the existing NSS-703 satellite for the transmission, primarily, of international voice traffic between India and the Middle East, North East Asia, South East Asia, Australia and Europe.

"Between New Skies' single-minded dedication to customer service and the NSS-6 satellite's unparalleled design to serve the evolving and rapidly growing requirements of our region, our decision to expand our ongoing relationship with New Skies was an obvious one," said Siddhartha Ray, Managing Director of Data Access. "We have been extremely impressed with the quality of service and high level of support we have received as a New Skies customer over the past two years. The deal we have just signed, one of the largest satellite capacity deals for telecom deployment ever, extends our already strong relationship for another ten years, a sign of our confidence and trust in New Skies."

"We are particularly excited about the soon-to-be-launched NSS-6 satellite. By allowing us to improve the performance of our networks and giving us greater flexibility in the management of our traffic between various voice gateways in Asia, the Middle East and Europe, our selection of NSS-6 will give us a real competitive advantage in the market. With our voice and data business currently growing at a rapid pace, we needed to procure a large amount of bandwidth that can be flexibly deployed without sacrificing our high standards for Quality of Service. We are delighted to have signed this deal with New Skies."

Dan Goldberg, CEO of New Skies Satellites, said: "It is truly an honor for New Skies to be part of the success of an exciting and fast-paced partner like Data Access. As one of the first licensees and a true pioneer in the Indian international voice carrier services market, Data Access shares New Skies' strong competitive spirit, highly commercial culture and consistent global focus."

"NSS-6, with the best inter-regional connectivity in the industry and high-power performance, is ideally-suited for state-of-the-art voice, data, and video transmissions in and among the Middle East, India, North and Southeast Asia, China and Australia. In short, it is an ideal vehicle for Data Access' dynamic business and we take it as confirmation of the satellite's unmatched design that such an experienced and savvy operator has selected it for its important and growing requirements."

With the Indian government liberalizing the international voice market by issuing three new licenses to offer international long distance voice and data carrier service on April 1 this year, the market for these services is expected to grow exponentially. With NSS-6 offering high-power broadband connectivity throughout India as well as the entire region, it will serve as a major catalyst for this growth.

Data Access, the largest private sector IP transit carrier service provider to the Indian ISP industry, started offering international long distance carrier services commercially on July 24, 2002. In the short span of one month, the network is already carrying over two million minutes of voice traffic to India everyday through its interconnect with more than 65 leading tier 1 and tier 2 carriers throughout the world.

The brand new network of Data Access, with its switch centers at London, New York and Hong Kong, transports the entire traffic on clear channel circuits and is delivering an unprecedented call success rate in excess of 60 percent. The international data carrier business of Data Access already services over 60 percent of the Internet capacity of India by deploying over 300 mbps of data circuits. In addition, over 200,000 subscribers in four cities of India access the Data Access internet service through dial up and leased line circuits.

NSS-6 will offer high-powered Ku- and Ka-band services to more than 60 percent of the world's population with its six interconnected beams covering India, China, Northeast Asia, Southeast Asia, Australia, the Middle East and South Africa. A number of technical features on the satellite, such as built-in flexibility for dynamic allocation of capacity among the coverage regions, make it ideally suited to offer first class connectivity for Asian carriers, broadcasters and Internet service providers.

About New Skies Satellites (AEX, NYSE: NSK)
New Skies is one of only four fixed satellite communications companies with truly global satellite coverage, offering video, voice, data and Internet communications services to a range of telecommunications carriers, broadcasters, large corporations and Internet service providers around the world. New Skies has five satellites in geosynchronous orbit and ground facilities around the world. The company also has two spacecraft under construction, which are planned to serve the Americas and Asia from two new orbital locations. In line with its growth strategy, the company has secured certain rights to make use of additional orbital positions, including four serving the Americas. New Skies is headquartered in The Hague, The Netherlands, and has offices in London, Johannesburg, New Delhi, Sao Paulo, Singapore, Sydney and Washington, D.C. Additional information is available at www.newskies.com.

About Data Access
Incorporated in 1999, Data Access is one of the first ISP licensees in India to set up its own private internet gateways, thereby ending the monopoly of VSNL in international carrier business in the year 2000. Promoted by SPA enterprises Ltd., India, and partnered with PCCW Ltd., Hong Kong, Data Access is maintaining its monopoly-breaking track record in the Indian telecom market by being the first Indian private voice carrier to deliver large scale voice traffic on its own network. The company operates several telecommunications licenses in India, the United Kingdom and the United States for voice, data and broadcasting services.

Data Access is the only Indian carrier network, with its own footprint reaching all parts of the world and operating its own network centers in the United States, Europe and Asia Pacific and servicing not only the Indian consumer but the global telecom consumer through its global clearing house operations in London and New York.

For more information, please contact:
Elizabeth Hess,                             +31 70 306 4133
New Skies Satellites                        +31 6 2906 2492
The Hague, The Netherlands
Email: ehess@newskies.com

For New Skies Satellites:
Senjam Raj Sekhar                           + 91-11-6878790-2/6886743
GENESIS PR                                  Extn. No.37
Email: srajsekhar@genesispr.com

--------------------------------------------------------------------------------
Parag Agarwal                                        +91-11-6292289-92
Data Access (India) Ltd.
New Delhi, India
Email : paraga@now-india.com

For Data Access:                                     +91-11-4319862-66
PRaza Khan
Perfect Relations
New Delhi, India
Email : rkhan@perfectrelations.com